EXHBIT 99.4

On May 7, 2021, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation’s 2021 first quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant-Oiye, (inTEST Corporation IR Consultant)

Thank you, Operator. And thank you for joining us for inTEST’s 2021 first quarter financial results conference call. With us today are Nick Grant, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Nick will briefly review the quarter’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2021 second quarter. We'll then have time for any questions. A copy of today's press release can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information, which can be downloaded from our website on the Investors page just mentioned. The Supplemental Information is offered to provide shareholders and analysts with additional information and detail for analyzing our results in advance of the quarterly results conference call.

Before we begin the formal remarks, please note that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to the risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this conference call is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information on this call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP financial measures, including a reconciliation to the directly comparable GAAP financial measure, in our press release, as well as in the Supplemental Information and the slide presentation for this call. The release, Supplemental Information and slide presentation are posted on the Investor page of our website. www.intest.com.

And lastly, we will be participating in the CEO Summit Virtual Investor Conference on June 15th and will be joining Colliers Securities for a Virtual NDR May 14th.

And with that, let me now turn the call over to Nick Grant. Please go ahead, Nick.

Richard N. Grant (inTEST President, CEO & Director)

Thanks Laura, and welcome, everyone. Thank you for joining us for the first quarter 2021 financial results conference call. inTEST has delivered truly solid financial results in the first quarter. The momentum we cited on our Q4 and full year 2020 call back in March has continued unabated, with strong demand for our innovative test and process technology solutions across a diverse set of end applications. We continue to make progress developing vertical growth markets and segments outside of the semiconductor market which will serve to lessen our dependency on this cyclical industry. However, at the present time semi is a considerable driver of our growth, given the strong industry tailwinds and broad end market demand for semiconductors, compounded by chip shortages.

Let’s look first at bookings and backlog. Bookings have been steadily increasing over the past year and order flow during the quarter was exceptionally strong. Q1 consolidated bookings of $25.2 million approached the record levels we saw back in 2000, increasing 43% sequentially and 83% year-over-year. This level resulted in a book:bill ratio of 1.3. While this is clearly an elevated level from our target of just over 1.0, the team has worked diligently to ramp-up revenue in the quarter and we expect to bring this back in line in Q2. As noted, first quarter bookings were fueled by the Semi markets, which accounted for 68% of our consolidated bookings. Multimarket made up 32% of the overall bookings, driven by a solid rebound in demand from our customers in the industrial markets. This is similar to the 63% / 37% split for Semi and Multimarket last quarter. Both grew nicely sequentially, as Multimarket bookings increased 24% to $8.1 million and Semi bookings increased 54% to $17.2 million.

Our backlog continues to be healthy, standing at $17.1 million at the end of March, a 49% increase over the prior quarter, with some products being requested immediately and others with deliveries nicely spaced throughout the year.

Looking at revenues, Q1 consolidated revenues of $19.6 million exceeded our guidance range and increased 31% sequentially and 74% year-over-year; and as with bookings were driven by the Semi market. As a percentage of overall revenue, Semi comprised 68% and Multimarkets made up 32%. This compares with a 51% / 49% Semi / Multimarket split last quarter as the company captured growth driven by the strong demand from our Semi customers. Semi revenues for the first quarter increased 75% sequentially to $13.3 million and Multimarket revenues declined 14% to $6.2 million, this decline reflects the slowdown we saw in Multimarket bookings in the December quarter. However, with the order strength we saw in Q1, we expect multimarket shipments in the June quarter to regain growth sequentially.

I want to remind everyone… I joined inTEST roughly three quarters ago with a clear Board mandate and a personal vision of positioning the business for long-term growth, which requires a cultural shift and investments. And, as we discussed on our last call when we laid out our Strategic Plan, it will take time to achieve this; however, I’m pleased with the progress we have been able to make thus far. Am I concerned that the strength in Semi market distracts us from the larger mission of diversification? Absolutely. So this is something I pay attention to every day and I remind everyone at InTEST to keep their focus on the end goal. That doesn’t mean we aren’t going after every bit of growth the semi market is currently providing us - I assure you we are, and I believe our bookings reflect that; however, it’s a balance of capturing growth and ensuring we are making the right long-term investments. More to come on that shortly.

Turning to net income … I am pleased to report that we came in at the high end of our guidance range. We reported GAAP net earnings of $2.2 million or $0.21 per diluted share and non-GAAP adjusted net earnings of $2.5 million or $0.24 per diluted share. And our EBITDA for the quarter was $3.0 million. Hugh will fill you in on the details around these figures in a few minutes.

So, let’s now turn to our quarterly performance of our two operating segments along with some customer highlights, starting with EMS, which entered 2021 with an expanded backlog and good momentum. EMS is currently firing on all cylinders as the business continues to benefit from the broad-based recovery and demand resurgence that began in Q4. The present Semiconductor shortages, especially in the automotive and mobile market, are helping to drive orders as our customers race to add capacity. We continue to drive installed base diversification by securing new customers and broadening our geographic reach.

In Q1, EMS bookings of $10.5 million increased 60% sequentially and 220% year-over-year, while EMS revenues of $8.5 million increased 102% sequentially and 348% year-over-year. I would like to remind everyone that in Q4 we completed the manufacturing consolidation of our CA operation into NJ, so this ramp-up was quite notable in the Quarter. Why do I say that? Well, we currently expect that we will have shipped more Interface Products by the end of May than was shipped in 2020 entirely and we expect to have shipped more manipulators in the first half of 2021 than were shipped in all of 2019 + 2020 combined. I do believe that constitutes notable. We expect to see sequential revenue growth again in the current June quarter as the EMS team is working diligently to convert the backlog while orders continue to come in at a healthy pace.

Let me now share with you some specific EMS highlights in the quarter.

●	We continue to gain traction with our automated manipulator solutions and received orders for the first LS Series units outside of the US.
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EMS was also selected by an international semi IDM over an incumbent as their supplier of Interface solutions for burn in testing at the wafer level. Historically burn in testing has been done only post assembly and packaging so doing it sooner allows for earlier detection of failures. This development has significant potential with this customer, and we believe it will for others as well.

●	Finally, on the new customer front, EMS had a major win in China selling its first intelligent test cell at a targeted account.

I am pleased with the progress the EMS business is making on diversifying its customer base, particularly in light of the Semi demand surge we’re experiencing. They have done an outstanding job capturing growth and working across the supply chain, while watching our utilization rates closely to ensure that they are delivering on our commitments to customers.

Shifting now to our Thermal Segment where we continue to make inroads across multiple industries and verticals. Thermal bookings for the first quarter of $14.7 million were up 33% sequentially and 40% year-over-year, which was fueled by improving industrial markets and associated with new budgets at the beginning of the year. Revenues for the segment of $11.1 million increased 4% sequentially and 18% year-over-year. We entered the June quarter with a larger backlog than previously and are optimistic market conditions will continue to improve throughout the year as global economies strengthen.

Let me share with you some of the Thermal March quarter highlights:

●	Ambrell achieved its highest bookings quarter in the 30-year history of the company, and it did so by beating the prior record by 34%.
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And, as with EMS, demand for our Thermal related semi solutions (which are front end applications) was a very strong driver of Q1 Thermal growth. For Ambrell, three of their top four customers were semi related, and the other was a medical customer with a crystal growing application. For iTS, the Semi lab market continues to be strong with ThermoStream bookings averaging over $1 million per month for nine consecutive months now. This hasn’t happened since 2018.

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On the Automotive / EV front, our Ambrell business received a major order during Q1 for a new EV manufacturing facility in North America and continues to receive robust orders from other OEMs and EV Integrators. iTS also delivered in the quarter a number of Thermonics Chillers to a key OEM manufacturer of materials used in the Automotive supply chain.

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On the new product front, the Ambrell EKOHEAT Compact Series, which had a limited release in Q3 of 2020, has the first two units up and running with very positive feedback. As a result, we received an order for three additional units in the quarter from a new OEM in Europe and expect to fully release this product this quarter.

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Despite the strength we are seeing in much of the business, there are areas that were less robust in the quarter and we are watching these closely. Bookings in our Defense/Aero Thermal business were somewhat sluggish as we saw the time to close orders slowed by a variety of approval loops resulting from the new administration. And Cannabis extraction orders were down for the quarter; and this seems to be a yearly trend driven by the seasonality surrounding the harvest. And in light of that, we would look for this business to pick-up later this year. In addition, a couple of major customers’ shipments delays negatively impacted the quarter on a timing related basis.

All in all, I believe we are making good strides in the Thermal Segment to capture growth opportunities in 2021 and expect that the targeted growth investments we are making will pay off for us in the future. So, let’s discuss the investments we are making.

On our last call I shared with you our Vision and Strategic Plan along with the strategies we are driving to transform the business. I plan to spend a portion of each conference call going forward addressing a particular aspect of these core strategies to share with you our progress, and today I want to focus on investments we are making in Geographic and Market Expansion area.

Starting first with geographic expansion. We see geographic expansion as improving presence in our served markets globally. In the first quarter we laid the groundwork to drive future growth in Latin America, a region in which inTEST has historically not had a presence.

We believe Mexico provides a significant expansion opportunity for our Thermal business with solid growth potential from a number of US manufacturers leveraging the region’s low-cost position. While Mexico is not a hotbed of semiconductor development, the region has a large industrial base. In fact, a large percentage of electric motors used in a variety of applications are manufactured in Mexico which plays well for our Ambrell business. You also may have heard that just a few days ago, GM announced its plan to invest $1B in Mexico for EV production, which also plays well for us. To better position us there, we added a full-time sales professional in the region for our Ambrell business. Also, as one of our growth programs, Ambrell initiated plans to set up an application lab in Mexico and add an application engineer to support opportunity development within the region. Through the first quarter, they are already seeing traction from this investment.

We are also making investments in Asia, another region where we have plenty of room to grow. We are adding a sales manager in the region to develop an iTS Thermonics Chiller network; and on the Semi side, EMS is focusing on expanding in SE Asia to better serve customers, where an engineering resource was added to further our expansion in this important region.

Shifting now to the other side of this strategy, which is Market Expansion activities. For us this means going after new and adjacent markets organically, through targeted marketing and product development programs. I have been discussing two of these markets now on the last couple of earnings calls, Electric Vehicles and Cannabis, and while these emerging markets are not significant areas of our business today, we see them as high-potential growth opportunities for our Thermal solutions.

In the quarter we have increased our organic activities with new EV integrators on multiple applications and have expanded our solution to now include coils with the industry leader in the Electric Vehicle space. What’s great about this is that these coils are wear items, which lead to recurring revenue streams at this strategic account. The team is also preparing to launch a targeted 3D marketing campaign at 300 identified contacts in this space to continue driving awareness of our solutions and to drive lead generation.

Regarding Cannabis market penetration -- as I mentioned earlier, while Q1 was a slower order period due to the seasonality in the industry, we are certainly not easing our efforts. The team continued to make progress with an OEM initiative we launched earlier by receiving their first Chiller order from a new OEM which was just over $300k. They also received a follow-on order from another OEM which we started doing work with last year; and finally, they started working with 2 new OEMs in this quarter. We fully expect the work we are doing with these OEMs to generate returns for years to come as this industry continues to expand. In addition, we launched a targeted marketing campaign at over 800 potential customers to increase awareness of our solutions and drive lead generation.

Finally, as it relates to the EMS business, I have mentioned in the past their efforts around penetrating the memory space through targeted R&D development programs, and while this continues, we believe a bigger opportunity for them has arisen in the power device market thanks to EMS’ 2nd Generation High Voltage Test Cell Solution which was introduced in Q1. In the quarter, our teams worked with a major ATE to successfully integrate this new solution at a global leader for analog power devices. As a result, they have since received follow-on orders and believe this solution is applicable to many others in this space.

So overall, I am pleased with the progress around the strategic investments we are making in the company, and while we’re just getting started, we are setting the stage for long-term growth and diversification, which is in-line with our Strategic Plan. Before I turn it over to Hugh to walk you through the financials, I want to once again thank the entire inTEST team for delivering a truly solid quarter. The teams are laser focused on capturing growth and driving investments which will position us well long-term. We see Q2 as another strong quarter and anticipate continuing improvement in the industrial markets throughout the year as economies continue to strengthen. I will now turn it over to Hugh to walk you through the details of our most recent quarter’s performance and discuss our guidance for Q2. Hugh, over to you…

Hugh T. Regan (inTEST Treasurer, CFO & Secretary)

Thanks, Nick. Our first quarter gross margin of 49% came in at the bottom of our guidance range and was improved from the gross margin we reported for the fourth quarter. While our fixed manufacturing costs of $2.5 million were better absorbed at higher net revenue levels in the first quarter, representing 13% of net revenues in Q1 compared to 17% in Q4, our Q1 2021 component material costs were 36.2%, up 110 basis points compared to 35.1% in the fourth quarter. The increased component material costs were experienced across all business units and were driven by changes in customer and product mix along with increased supply chain costs.

Selling expense grew 22% sequentially to $2.4 million in the first quarter, driven primarily by increased commission expense on higher net revenue levels and to a lesser extent to increased salary & benefit costs and accruals for product warranty.

Engineering and product development expense increased 6% sequentially to $1.3 million, primarily as a result of higher levels of employee benefit costs as well as increased spending on product development supplies and consultants, partially offset by reduced spending on patent legal.

General and administrative expense increased 8% sequentially to $3.2 million, driven primarily by increases in profit related bonuses and higher levels of stock-based compensation costs.

The increased stock-based compensation expense is being driven by several factors, including a broader distribution of stock-based awards in line with our recently adopted strategic plan, a tenant of which is the motivation and retention of key employees vital to our future growth and success, and larger award amounts. But the most significant factor behind the increased stock-based compensation expense has been the recent improvement in our stock price, which has tripled over the last six months.

We currently expect our 2021 stock-based compensation expense will be just below $1.5 million, compared to $671,000 incurred in 2020 and $884,000 in 2019. The reduction in this expense in 2020 was driven by the forfeiture of stock awards made to our former CEO.

During the first quarter we incurred restructuring and other charges of $55,000, compared to $1.1 million in the fourth quarter. The first quarter restructuring charges were related to the recently completed manufacturing consolidation of our EMS Products segment, while the majority of the fourth quarter restructuring charges were also driven by costs associated with this action, which totaled $889,000 during for the fourth quarter. We expect the EMS restructuring and consolidation action will generate approximately $600,000 in annual savings. Also included in fourth quarter restructuring charges were $189,000 accrued for costs associated with exiting the additional leased space in our Mansfield, MA offices. We expect some additional costs related to the EMS manufacturing consolidation to occur in the second quarter consistent with the level we saw in Q1 as we did complete this process and do not anticipate any further significant restructuring and other charges beyond these in connection with the EMS segment restructuring and manufacturing consolidation.

We accrued income tax expense of $366,000 in the first quarter, reflecting a 14% effective tax rate. This compares to a $74,000 income tax benefit accrued in the fourth quarter, which reflected an effective tax rate of 16%. The reduction in our effective tax rate in the quarter was the result of higher levels of overseas shipments during the quarter, which increased our FDII deduction, as well as expected increased R&D tax deductions. We expect that our effective tax rate in 2021 will now range from 14% to 16%.

We had net earnings of $2.2 million or $0.21 per diluted share for the first quarter, compared to a net loss of $(380,000) or $(0.04) per diluted share for the fourth quarter. As previously noted, our first quarter results included $55,000 in restructuring and other charges, and when tax effected, these costs amounted to $47,000 or less than a penny per share. Our fourth quarter results included $1.3 million in restructuring and other non-recurring costs and when tax effected these costs amounted to $1.1 million or $0.11 per diluted share. Excluding these restructuring and other non-recurring costs, our fourth quarter net earnings would have been $0.07 per diluted share, non-GAAP.

We have provided a summary of our non-recurring costs by quarter in the supplemental information posted to our website in connection with this call.

Diluted average shares outstanding were 10.5 million for the first quarter of 2021, and during the quarter we issued 81,468 shares of restricted stock, but did not have any forfeitures of restricted stock; nor did we repurchase any shares. During the first quarter we saw 99,740 option shares exercised, which raised $717,000 in cash proceeds.

EBITDA increased to $3.0 million for the first quarter, up from $12,000 reported for the fourth quarter.

Consolidated headcount at March 31 was 208, an increase of 4 staff from the level we had at December 31 and primarily represented new staff in our Thermal segment. This add is net of heads that were terminated in the quarter from our CA operation as a result of the manufacturing consolidation, which included one month overlap of Interface Manufacturing resources.

I’ll now turn to our balance sheet.

As expected, cash and cash equivalents declined by $82,000 sequentially to $10.2 million and we used $337,000 of cash in operations during the first quarter. Cash today stands at approximately $12 million. We currently expect cash and cash equivalents to increase throughout the balance of 2021 subject to any strategic investments we may choose to make. In early April, we increased our line of credit with M&T Bank from $7.5 million to $10.0 million and changed the facility from a 364-day facility to a committed 3-year facility that will mature on April 9, 2024. In connection with this change, the bank imposed a 15 basis-point non-usage fee.

Accounts receivable grew $5.1 million or 60% sequentially to $13.5 million at March 31, with 62 DSO (up from 52 DSO at December 31).

Inventories also grew $736,000 or 10% sequentially, to $8.2 million, primarily driven by raw material influx to support the increased Semi demand we are seeing.

Capital expenditures during the first quarter were $388,000, up from $138,000 in the fourth quarter. Included in the first quarter capital expenditures was $236,000 to complete the tenant improvements to our Mt Laurel, NJ facility related to the EMS consolidation.

Our backlog at March 31st, was $17.1 million, up $5.7 million or 49% sequentially.

As to guidance, as noted in our earnings release, we expect that net revenues for the quarter ended June 30, 2021 will be in the range of $20.0 million to $21.0 million and that our GAAP financial results will range from net earnings of $0.20 to $0.24 per diluted share. On a non-GAAP basis, we expect our adjusted net earnings per diluted share will range from $0.23 to $0.27. We currently expect that our second quarter gross margin will range from 49% to 51%.

Our guidance is based on the Company’s current views with respect to operating and market conditions and customers’ forecasts, which are subject to change; as well as our expectations for the balance of the quarter and are subject to any strategic investments we may choose to make. Actual results may differ materially as a result of, among other things, the factors described under “Forward-Looking Statements” found in the materials that accompany this conference call, including the press release, the Supplemental Information, and the deck.

Operator, that concludes our formal remarks. We can now take questions.

Question &Answer Session:

Operator

[Operator Instructions] And we can now take our first question from Jaeson Schmidt of Lake Street.

Jaeson Schmidt (Lake Street Capital Markets, LLC) Research Analyst

I just want to start on the supply chain. Obviously, it's been well discussed on the component and supply chain constraints out there. Just curious if you're seeing an impact from that and how you're positioning yourselves going forward to deal with those challenges.

Richard N. Grant (inTEST President, CEO & Director)

Jaeson, this is Nick. And thanks for the question, and a great one. Supply chain is something we're managing very carefully here. And I'm quite pleased with the ability our team has been able to ramp these guys up and be able to meet customer deliveries that we have committed to in that. So at this point, I'd say, they're working really well with the supply chain. And I think there's opportunities for us over time to strengthen our supply chain. But right now, everything is working well.

Jaeson Schmidt (Lake Street Capital Markets, LLC) Research Analyst

Okay. That's helpful. And I guess relatedly, are you seeing any sort of gross margin impact due to expedited freight costs, increased costs along those lines?

Richard N. Grant (inTEST President, CEO & Director)

Yes, absolutely. I would say, with the surge we saw in our EMS business, there was quite a bit of expediting going on in Q1. And expediting happens regularly as part of any business, so to speak. So, it was updated for sure in Q1 as we work to bring in material to support the volumes that were being requested. So, it was quite heavy in Q1. Now we've increased our inventories. We've got the material flow coming through there. So, we'd expect that to be back in normal levels in Q2.

Jaeson Schmidt (Lake Street Capital Markets, LLC) Research Analyst

Okay. And then just the last one for me, and I'll jump back into queue. Seeing some really nice traction with your handler products, can you just talk about what sort of is driving that uptick?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Well, it's a combination of -- we've been working with customers on the technology to better support their applications out there. And so, this high-voltage, high-current application that we penetrated on the power side is one that started working with an ATE and the end user and implemented quite successfully. But one of the key drivers is -- behind this is, when I came onboard, I'm challenging the teams to look at our market spaces and how we can further penetrate new customers, new segments - like power - and the teams are doing a great job. And it takes time to penetrate accounts, as we all know. But I'd say, they're actively working it, and we're really pleased with the progress.

Operator

And we can now take our next question from Dick Ryan of Colliers.

Richard Ryan (Colliers Securities LLC) Research Analyst)

Say, Nick, what sort of visibility do you have into the second half of the year? I know the general Semi cap commentary has improved with that. What's your sense? I'm not asking you for specific guidance, but how do you handicap second half versus first half?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Great question, Dick. And it's something that Joe McManus and I, as the new leader of EMS business there, we discussed that and try to -- looking at the funnel health and everything. And really, they only have about a 90-day visibility of, I would say, meaningful clarity on what's in the pipeline. With that said, the orders have been strong. We've been backfilling these projects as we book them with other projects. And we aren't seeing right now any kind of slowdown, but we really only have that 90-day visibility beyond that. But I do like what the industries -- a lot of the folks are saying out there around us having more legs and everything else, and we're positioned to capture it as long as we can.

Richard Ryan (Colliers Securities LLC) Research Analyst

One of your initiatives is to increase your service revenue. What level percent of revenue is service now? And where can that drive eventually?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Great question. I'll let Hugh give you the specifics on service level there. But I can tell you, we haven't quite got our initiatives underway yet on that particular aspect there. So more of the traditional service that's still resulting in the numbers here. So, Hugh, do you have the Q1 service?

Hugh T. Regan (inTEST Treasurer, CFO & Secretary)

Yes, I do, Nick. Q1 service, the actual service component was just over $1 million. That was down from about $1.2 million that we saw in Q1 and $1.2 million we saw about a year ago the same quarter. And that was due to a number of factors and not seasonality, but just an ability to get into some of our clients in order to perform service during the first quarter. But we expect that level to return to a more seasonably normal level in Q2.

Richard Ryan (Colliers Securities LLC) Research Analyst

Okay. And Hugh, I heard your stock-based comp commentary for the year, but I may have missed what it was in Q1.

Hugh T. Regan (inTEST Treasurer, CFO & Secretary)

In Q1, stock-based comp was $269,000.

Richard Ryan (Colliers Securities LLC) Research Analyst

Okay. One last one for me. Nick, you talked about expanding into these other markets and you mentioned EV and cannabis. But you said kind of organically. What's your view of M&A at this point? And where would you be looking at any M&A efforts out there?

Richard N. Grant (inTEST President, CEO & Director)

Great question. As you know, 1 of our 5 core strategies is strategic acquisitions and partnerships. And it's an area that we are spending fair amount of time on and absolutely looking at technologies that would complement our current portfolios as well as companies that would position us in targeted markets that we see as long-term strategic fit for us. So, it's a space we're active in, and as inTEST has always done, we really can't go into details too much on that. But certainly, being one of our core strategies, we're focused on it.

Richard Ryan (Colliers Securities LLC) Research Analyst

Okay. Great. Thank you and congratulations on strong execution.

Richard N. Grant (inTEST President, CEO & Director)

Thanks, Dick.

Operator

And we can now take our next question from Robert Marcin of Penn Capital.

Robert Marcin (Penn Capital Management) Consultant

Congratulations on an excellent quarter also. Regarding the EMS business, Nick, you mentioned that when you came aboard, there was a material amount of low-hanging fruit in pursuing geographical diversification as well as increased penetration in other applications for the products. Have you been able to size the increase in the TAM since you've made the adjustments and have invested money in going after these markets? Just another way of asking peak-to-peak in the Semi cap equipment cycle, what kind of improvement in your addressable market do you think you've achieved?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Robert, thanks for the comments about the quarter. Relative to your question on EMS from TAM, we absolutely targeted on expanding our TAM. Today, working with Joe, we believe the TAM, their served available market is roughly $135 million. And they are actively, with their new product expansions like the intelligent test cell, pushing that higher as well as this new high-power, high-current test solution that they’ve been working with the ATE on. They see that is also opening up a nice attractive space. So, we're inching that up higher and higher over time. And when we say how much are we expanding as we enter these spaces, it's coming in at chunks of $5 million to $10 million of additional TAM. But as we succeed with additional ATEs and opening up other geographic regions with our solutions, that will only increase.

Robert Marcin (Penn Capital Management) Consultant

Is there upside to 2x the number you cited,over a 2- or 3-year period? Or is that being too optimistic?

Richard N. Grant (inTEST President, CEO & Director)

Well, it's a huge space, as you know, as this EMS test market that we're playing in, and that -- but we do have some limitations due to the fact that these ATEs have certain capabilities internally in that. So, we're working around that, working with them and trying to penetrate and expand our space as much as possible there. But could we give 2x? I don't know if I have enough visibility yet to be able to say that.

Robert Marcin (Penn Capital Management) Consultant

All right. Regarding acquisitions, which you've already addressed a question. I'm going to come from it from a different perspective. The -- obviously, you want to keep diversification, but that means adding non-Semi business. The non-Semi business in the marketplace today for industrial, I guess, thermal products is probably priced for small businesses around 1x revenues, maybe 1.5, 2 -- something like that. That's where we're priced. The semiconductor equipment business, the big guys or your customers are priced at 4 to 5, 6x sales. So, you do face an issue and that the Semi business tends to be more highly valued for both acquiring and valuing your own stock. But at the same time, you obviously want some more diversification away from the deeper cyclicality of that business.

As you've been there now 3 quarters, have you had a chance to look at the valuations and the benefits and the trade-offs of acquiring more Semi-cap equipped niche businesses versus the industrial businesses? And have you come to any conclusions on where you'd prefer to go with your first acquisition?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Great question there, and you're spot on. Semi market being as hot as it is, valuations are elevated in there. But as I've alluded to in the past, it is a space that we will be looking to add inorganically to our portfolio. So, we've got to make sure we do acquisitions when the time is appropriate at the right valuations for the business and our shareholders there. So, it is challenging in that space now. So, I would say, our activity, our focus is more weighted in the non-Semi, just because valuations are more in line with what we would expect.

Robert Marcin (Penn Capital Management) Consultant

And you would stay in the thermal area or you would move outside of that and have a whole new area of market to address?

Richard N. Grant (inTEST President, CEO & Director)

Yes. No, we are -- I think, I alluded to before, we're looking to expand our capabilities and technologies beyond just thermal, moving more into like environmental, getting into vibration testing and humidity, et cetera. So really expanding beyond thermal -- there's a space that we're looking into and then building out around our Ambrell process technologies.How do we do more to support automation and bring in technologies that can benefit not only that side, but across the EMS and thermal piece that's out there. So yes, we're looking, I would say, automation, environmental and, of course, in an electronic set.

Operator

[Operator Instructions] We have now got our next question from Tom Diffely of D.A. Davidson.

Thomas Diffely (D.A. Davidson & Co.) Research Analyst

I was intrigued by your comments about wafer-level burn-in test. Is this a new market, a new trend? And is it traditional Semi? Or is it some kind of specialty, like optical or silicon carbide?

Richard N. Grant (inTEST President, CEO & Director)

Yes. Tom, this is -- obviously, the power device space is a big space and is one that is well mature from that sense. But what we've been doing is working with the end user there and the ATE to really looking at their challenges and when they're actually doing the testing. They wanted to move it earlier in the process in their operations. So prior, they had been doing it after they've already packaged device -- a single package the device, and that's doing this testing. They wanted to check the wafers much earlier before they get and start building these things up in order from a cost perspective. But if there's a failure, they don't waste time and improve yields at the end of the line there. So, we work with them to move that testing earlier on in their process, in the burn-in stage, and it's proved quite successful, which has led to the follow-on orders at this one particular account. And now we see working through the ATE here opportunities to duplicate the success around.

Thomas Diffely (D.A. Davidson & Co.) Research Analyst

Great. Very interesting. I appreciate it.

Richard N. Grant (inTEST President, CEO & Director)

Absolutely.

Operator

And this concludes our question-and-answer session. I would now like to hand the call back to Nick Grant for closing comments.

Richard N. Grant (inTEST President, CEO & Director)

All right. Thank you. And thanks, everyone, for listening in. Really, again, pleased with the Q1 performance. I want to thank the entire inTEST team for delivering exceptional results here and look forward to continuing our momentum here in Q2. And thanks again for your participation today.

Operator

This concludes today's call. Thank you all for your participation. You may now disconnect.